BRINX RESOURCES, LTD.
              820 Piedra Vista Road NE, Albuquerque, NM 87123-1954
               Corporate Office: 505.250.9992 ~ Fax: 505.291.0158

NEWS RELEASE                                                  OCTOBER 11, 2005

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             BRINX RESOURCES ACQUIRES ADDITIONAL OIL & GAS PROPERTY

Brinx Resources Ltd. (OTCBB:BNXR) (the "Company" or "Brinx") is pleased to announce the acquisition of a new oil & gas asset--the Three Sand Project--in Oklahoma. Brinx Resources Ltd. has signed an agreement to purchase an undivided 40% working interest in the Three Sand Project which is comprised of 880 acres in Noble County, Oklahoma.

The operator for the Three Sands Project, Vector Exploration Inc, has already drilled and plans to complete a new high volume water disposal well over the next few weeks. Vector also intends to begin drilling a new production well in October. As well, it will re-enter an existing well with the intent of placing it into production, also beginning in October. Brinx expects to achieve production of both oil and high BTU gas from these wells within 60 days.

"This is very exciting news," says Brinx Resources Ltd. President, Mr. Leroy Halterman (C.P.G., R.P.G., LPG) "as we continue to take important steps towards building real value for our company. Furthermore, the addition of the Three Sand Project enables to focus on exploiting near-term potential revenue streams from wells that we hope could have multiple pay zones."

The acquisition of Three Sands in conjunction with Brinx's earlier announced 70% interest in the Owl Creek property (see WWW.BRINXRESOURCES.COM) gives Brinx a more recognizable presence in the region as the Company continues to search for, and develop its existing oil and gas projects. Also, Brinx expects to acquire, and capitalize on additional leases in this (the Three Sand) project as they become available in the future.

By way of modern technology, combined with historical data, Brinx expects a substantial economic opportunity exists to locate new fields as well as to recover additional oil and gas reserves. The Company is also investigating additional energy-related opportunities on an ongoing basis.

Mr. Leroy Halterman,
PRESIDENT

CONTACT:
Leroy Halterman
Ph:  505.250.9992
BRINXRESOURCE@AOL.COM


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The Company has no official gas or oil reserves at this time and may not have sufficient funding to thoroughly explore, drill or develop its properties. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are necessarily estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration because of mechanical, operating, financial or other problems; capital expenditures that are higher than anticipated; or exploration opportunities being fewer than currently anticipated. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings.